Exhibit L
     The Gemalto securities referred to herein that are issued in connection with the exchange offer have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Gemalto securities are being made available within the United States in connection with the exchange offer pursuant to an exemption from the registration requirements of the U.S. Securities Act.
     The exchange offer relates to the securities of a non-U.S. company and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, are prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
     It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Gemalto and Gemplus have their corporate headquarters outside of the United States, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The Gemalto N.V. shares issued in connection with the Offer (as defined below) and the Gemalto N.V. shares to be issued in connection with its reopening have not been (and are not intended to be) registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Gemalto N.V. securities have been made and will be made available within the United States in connection with the Offer and its reopening pursuant to an exemption from the registration requirements of the Securities Act.
The Offer and its reopening relate to the securities of a non-US company and are subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements presented have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for an investor to enforce its rights and any claim it may have arising under US federal securities laws, since Gemalto N.V. and Gemplus International S.A. have their corporate headquarters outside of the United States, and some or all of their officers and directors may be residents of foreign countries. An investor may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign co mpany and its affiliates to subject themselves to a US court’s judgment.
Not for distribution in the United Kingdom, in Italy, in the Netherlands, in Canada and in Japan
Sell-out right for the minority shareholders of Gemplus
after the close of the reopened public exchange offer by
Gemalto for Gemplus shares
Amsterdam, October 2, 2006 — Gemalto N.V. (Euronext NL0000400653 — GTO) (« Gemalto ») announces, at the request of the Luxembourg stock exchange authority (Commission de surveillance du secteur financier “CSSF”) and as indicated in section 2.4.15. “Comparison of shareholders’ rights” of the Offer document (French stock exchange authority (Autorité des marchés financiers “AMF”) visa No. 06-252 dated July 6, 2006) relating to the public exchange offer (the “Offer”) initiated by Gemalto for the shares and warrant issued by Gemplus International S.A. (Euronext LU0121706294 - GEM et NASDAQ : GEMP) (“Gemplus”), that the minority shareholders of Gemplus will be entitled to sell their Gemplus shares to Gemalto, irrespective of the results of the reopened Offer, within three months as from the day following the close of the reopened Offer, i.e., from October 10, 2006 until January 9, 2007 included, subject to a possible decision by Gemalto to implement a squeeze-out procedure, in accordance with Luxembourg law.
Such sell-out right results from the provisions of article 16 of the Luxembourg law dated May 19, 2006 on takeover bids, pursuant to which, if, following an offer, the offeror owns securities representing more than 90% of the voting rights of the target company, each minority shareholder is entitled to request, within three months following the expiration of the offer, that the offeror purchase its shares at a fair price, to be paid in cash or in securities, with an option for the shareholder to be paid in cash.

Not for distribution in the United Kingdom, in Italy, in the Netherlands, in Canada and in Japan
As a reminder, in light of the above, as a result of the initial Offer which ended on August 14, 2006, Gemalto holds 599,295,777 Gemplus shares representing 94.56% of the capital and 94.68% of the voting rights of Gemplus.
The terms of the sell-out right and details of the proceedings will be set forth in a release which will be published at a later date.
Contact information relating to the staff in charge of investor relations

Name: Stéphane Bisseuil	Name: Rémi Calvet
Investor Relations	Senior Vice President,
T.: +33.1.55.01.50.97	Corporate Communications
E-mail: stephane.bisseuil@gemalto.com	T.: +33.6.22.72.81.58
E-mail: remi.calvet@gemalto.com
Name: Céline Berthier
Investor Relations
T.: +41 (0) 22.544.5054
E-mail: celine.berthier@gemplus.com
This release does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of Gemalto or an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities of Gemplus.
The Offer and its reopening are not (and are not intended to be) made, directly or indirectly, in or into the United Kingdom, Italy, the Netherlands, Canada or Japan or in or into any other jurisdiction in which such offer would be unlawful prior to the registration or qualification under the laws of such jurisdiction. Accordingly, persons who come into possession of this release should inform themselves of and observe these restrictions.
An offering document for the public exchange offer for the Gemplus shares has been filed with the French stock exchange authority (Autorité des marchés financiers “AMF”) and received the visa No. 06-252 on July 6, 2006. Copies of the free English translation of the joint French language offering document and of the documents incorporated by reference thereto (i.e., two prospectuses for the listing of the Gemalto shares approved by the Dutch stock exchange authority (Autoriteit Financiële Markten) on June 30, 2006, for which an approval certificate has been received by the AMF on the same date) are available from the Internet websites of Gemalto (www.gemalto.com) and of Gemplus (www.gemplus.com) as well as free of charge upon request to the following: Gemalto N.V.: Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands; Gemplus International S.A.: 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg; Mellon Investor Services LLC, U.S. Exchange Agent: 480 Washington Boulevard, Attn: Information Agent Group, AIM # 074-2800, Jersey City, New Jersey 07310, Call Toll Free: 1-866-768-4951.
Gemplus securityholders are strongly advised to read the offering document relating to the Offer and related exchange offer materials regarding the transaction, as well as any amendments and supplements to those documents because they contain important information.
About Gemalto
Gemalto N.V. (Euronext NL 0000400653 GTO) is a leader in digital security with pro forma 2005 annual revenues of €1,7 billion ($2.2 billion), operations in 120 countries and 11,000 employees including 1,500 R&D engineers. The company’s solutions make personal digital interactions secure and easy in a world where everything of value — from money to identities — is represented as information communicated over networks.
Gemalto N.V. thrives on creating and deploying secure platforms, portable and secure forms of software in highly personal objects like smart cards, SIMs, e-passports, readers and tokens. More than a billion people worldwide use the company’s products and services for various applications, including telecommunications, banking, e-government, identity management, multimedia digital right management, IT security and other applications. Gemalto N.V. was formed in June 2006 by the combination of Axalto Holding N.V. and Gemplus International S.A.
For more information please visit www.gemalto.com.